EXHIBIT 10.20

AMENDMENT TWO TO THE 1995
KEY EMPLOYEES’ STOCK OPTION PLAN OF
DUKE REALTY INVESTMENTS, INC.

This Amendment Two to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. (“Plan”) is hereby adopted this 29th day of January, 1998 by Duke Realty Investments, Inc. (“Company”), effective as of the date specified herein;

W I T N E S S E T H:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 4.1 of the Plan, the Company has reserved the right to amend the Plan with respect to certain matters by action of the Executive Compensation Committee of the Board of Directors (“Committee”); and

WHEREAS, the Committee has approved an increase in the maximum number of shares to be delivered upon the exercise of options thereunder by 2,500,000 shares; and

WHEREAS, the Committee has approved and authorized this Amendment Two;

NOW, THEREFORE, pursuant to the authority reserved to the Company under Section 4.1 of the Plan, the Plan is hereby amended, effective as of January 1, 1998, by substituting the following for the phrase “(i) one million one hundred sixteen thousand eight hundred (1,116,800) shares and” where that phrase appears in Section 3.1 of the Plan:

“(i)  three million six hundred sixteen thousand eight hundred (3,616,800) shares, for years beginning on or after January 1, 1998 and”

IN WITNESS WHEREOF, Duke Realty Investments, Inc. has executed this Amendment Two to the 1995 Key Employees’ Stock Option Plan of Duke Realty Investments, Inc. this 29th day of January, 1998, but effective as of January 1, 1998.